Exhibit 99.1
Saratoga Investment Corp. Effects One-for-Ten Reverse Stock Split
NEW YORK, August 13, 2010 — Saratoga Investment Corp. (NYSE:SAR), a business development company, today announced that it effected a one-for-ten reverse stock split of its outstanding common stock. Saratoga Investment Corp.’s shares of common stock are expected to trade on a post-split basis when the markets open today, will continue to trade on the New York Stock Exchange under the symbol SAR, and have been assigned a new CUSIP number — 80349A 208.
As a result of the reverse stock split, every ten shares of common stock were converted into one share of common stock. No fractional shares of common stock of Saratoga Investment Corp. were issued upon the effectiveness of the reverse stock split. Instead, each stockholder otherwise entitled to a fractional share is entitled to receive in lieu thereof cash in an amount equal to the product of such fractional shares multiplied by the closing price of Saratoga Investment Corp.’s common stock as reported by the New York Stock Exchange on August 12, 2010. Stockholders will be receiving information from American Stock Transfer & Trust Company, LLC, Saratoga Investment Corp.’s transfer agent, regarding the mechanics of exchanging their share certificates and receiving cash in lieu of fractional shares.
Immediately after the reverse stock split, Saratoga Investment Corp. had 100,000,000 shares of common stock, par value $0.001 per share, authorized, approximately 2,680,853 shares of common stock, par value $0.001 per share, outstanding, and approximately 7,319,417 shares of common stock, par value $0.001 per share, authorized but unissued.
About Saratoga Investment Corp.
Saratoga Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, both through direct lending and through participation in loan syndicates. It has elected to be treated as a business development company under the Investment Company Act of 1940.
Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the reverse split of Saratoga Investment Corp.’s common stock and other actions described in this press release. Words such as “intends,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in the filings Saratoga Investment Corp. makes with the SEC. Saratoga Investment Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.